EXHIBIT 10.1
HomeFed Corporation

RSU Opportunity Plan

1.           Purpose.  The Board of Directors (the “Board”) of HomeFed Corporation (the “Company”) desires to provide certain Eligible Employees (as defined below) the opportunity to receive an award of restricted stock units (“RSUs”) for common shares of the Company (each, a “share”) pursuant to the terms and conditions of this RSU Opportunity Plan (the “Plan”), any RSU Opportunity Notice (the “Notice”) delivered in connection with the Plan and any Award Agreement (as defined below).

2.           Eligibility.  The Board shall in its sole discretion determine the executives that are eligible to participate in the Plan (“Eligible Employees”).

3.           Maximum Number of Shares.  No more than 100,000 shares may be granted to all Eligible Employees in the aggregate if all Performance Criteria are met and all RSUs are granted under the Plan.

4.           Determination of RSU Award.  The period commencing on the date set forth in the Notice to an Eligible Employee and ending on December 31, 2016 shall be the “Performance Period” under this Plan. If, at the end of the Performance Period, the Board, in its sole discretion determines that an Eligible Employee has achieved the performance criteria established by the Board taking into account the performance targets set forth for an Eligible Employee in the applicable Notice (the “Performance Criteria”), the Board will grant to such Eligible Employee after the Performance Period and no later than April 1, 2017, subject to the Eligible Employee’s continued employment with the Company on the date of grant, RSUs for a number of shares to be determined by dividing the dollar amount set forth in the Eligible Employee’s Notice (which shall aggregate $3 million for all Eligible Employees) by the fair value of a share (as determined by the Board in its sole discretion) on December 31, 2016, provided that the Notice will also set forth a minimum number of shares that will be subject to the RSUs (which shall aggregate 75,000 shares for all Eligible Employees) and maximum number of shares that will be subject to the RSUs (which shall aggregate 100,000 shares for all Eligible Employees) granted to the Eligible Employee (notwithstanding the quotient determined in the prior clause) upon achievement of the Performance Criteria.  The grant will be set forth in the Notice or in an Award Agreement to be executed by the Eligible Employee, which will set forth the terms and conditions of the grant (the “Award Agreement”).  If the Board determines in its sole discretion that an Eligible Employee has not achieved the required Performance Criteria, or if the Eligible Employee is not employed by the Company on the date of grant, no RSUs will be awarded to such Eligible Employee.

By way of example only, if all Eligible Employees achieved their respective Performance Criteria, the aggregate number of RSUs to be granted is set forth below, giving effect to the minimum and maximum RSUs under the Plan:

Fair value /share on December 31, 2016	Number of shares subject to RSUs	Fair value of shares subject to RSU
$25	100,000	$2,500,000
$30	100,000	$3,000,000
$35	85,715	$3,000,025

$40	75,000	$3,000,000
$50	75,000	$3,750,000

5.           Vesting; Additional Conditions.  The RSUs shall be subject to such vesting and other terms and conditions as specified in the Notice and the Award Agreement.  Each RSU shall be settled on or within thirty (30) days following the date on which such RSU vests.

6.           Administration; Compliance.  The Plan will be administered by the Board of Directors of the Company.  The Board is authorized to establish such rules and regulations as it deems necessary for the proper administration of the Plan and to make sure determinations and interpretations and to take such action in connection with Plan and any benefits granted hereunder as it deems necessary or advisable.  The Board shall have the authority to delegate the administration of the Plan to the Compensation Committee, to construe the Plan or awards made thereunder, to prescribe, amend and rescind the Plan and rules and regulations relating to the Plan, to determine the terms and provisions of the RSUs and to make all other determinations necessary or advisable for administering the Plan. This RSU opportunity plan shall be construed and interpreted, to the greatest extent, as exempt from Section 409A of the Internal Revenue Code of 1986, as amended, or otherwise in compliance therewith.

7.           Adjustments. In the event of any corporate event or transaction involving the Company, such as a merger, consolidation, reorganization, recapitalization, separation, stock dividend, stock split, reverse stock split, split up, spin-off, combination of shares, exchange of shares, dividend in kind, amalgamation, or other like change in capital structure (other than normal cash dividends), or any similar corporate event or transaction, the Board will substitute or adjust, in its sole discretion, the number and kind of shares or other property that may be issued under the RSU award agreement, including the maximum and minimum number of shares subject to the RSUs and the maximum value of the aggregate shares subject to the RSUs.  Additional adjustment mechanism may be set forth in the Award Agreement.

8.           Non-Transferability.  The opportunity hereunder shall not be transferable and may not be assigned, transferred, pledged, hypothecated or disposed of in any way (whether by operation of law or otherwise).  Transferability restrictions with respect to RSU Awards, if any, may be set forth in the Award Agreement.

9.           Registration of Shares and Related Matters.  The Board may delay any issuance or delivery of shares if it determines that registration, listing or qualification of shares covered by the Plan under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the sale or purchase of shares under the Plan, until such registration, listing, qualification, consent or approval shall have been effected or obtained, or otherwise provided for, free of any conditions not acceptable to the Board.

10.           Governing Law.  This Plan and awards granted hereunder and all related matters shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware.